MidSouth Bancorp, Inc. reports quarterly dividends and
Election of D. Michael “Mike” Kramer to Board of Directors

LAFAYETTE, LA., May 30, 2018/BusinessWire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced a cash dividend was declared in the amount of one cent ($.01) per share to be paid on its common stock on July 2, 2018 to shareholders of record as of the close of business on June 15, 2018.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on July 16, 2018, to shareholders of record as of the close of business on July 2, 2018.

At today’s Annual Shareholder’s meeting D. Michael “Mike” Kramer was newly elected to MidSouth’s Board of Directors. Mr. Kramer had been serving as an advisor to the Board since the beginning of 2018 pending regulatory and shareholder approval. Jake Delhomme, Chairman of the Board for MidSouth commented, “We are pleased to welcome Mike officially to the Board of Directors. He’s already made a tremendous impact as an advisor, giving Directors the benefit of his extensive turnaround experience.” Jim McLemore, MidSouth’s President and CEO added, “Mike’s counsel has been invaluable as we work to remediate issues associated with our formal agreement with the OCC.”

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with total assets of $1.9 billion as of March 31, 2018. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Investor Contacts:

Jim McLemore, CFA
President and CEO
337.237.8343

Lorraine Miller, CFA
EVP and CFO
337.593.3143